Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2739
Fulton Financial reports 2006 earnings
     (January 16) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $185.5 million for the year ended December 31, 2006, an 11.7 percent increase over 2005. Diluted net income per share for the year increased to $1.06, a 6.0 percent increase over the $1.00 reported in 2005. Total assets at December 31, 2006 were approximately $14.9 billion.
     Net income was $46.6 million for the fourth quarter of 2006, a 13.9 percent increase over the same period in 2005. Diluted net income per share for the fourth quarter of 2006 increased to 27 cents per share, an 8.0 percent increase over the 25 cents reported during the same period in 2005.
     “We were pleased with the 8 percent growth in earnings per share that we experienced in the fourth quarter of 2006 compared to the same quarter last year,” said R. Scott Smith Jr., chairman, chief executive officer and president. “We achieved this growth despite continued challenging economic conditions that contributed to slower loan growth and higher overall funding costs. Our continued close management of expenses played an important role in our fourth quarter earnings growth.”
     Loans, net of unearned income, increased $1.9 billion, or 23.1 percent, to $10.4 billion at December 31, 2006, compared to $8.4 billion at December 31, 2005. Approximately $1.1 billion of this increase resulted from the February 1, 2006 acquisition of The Columbia Bank (Columbia). The remaining increase was realized mainly in commercial loans, which grew $282.3 million, or 13.8 percent, and commercial mortgages, which increased $245.1 million, or 8.7 percent.
     Non-performing assets were 0.39 percent of total assets at December 31, 2006, compared to 0.31 percent at September 30, 2006 and 0.38 percent at December 31, 2005. Annualized net charge-offs for the quarter ended December 31, 2006 were 0.06 percent of average total loans, compared to annualized net recoveries of 0.01 percent for the quarter ended September 30, 2006 and net charge-offs of 0.09 percent for the quarter ended December 31, 2005. For the year ended December 31, 2006, net charge-offs were 0.02 percent of average total loans, compared to 0.04
-MORE-

Page 2... Fulton Financial reports 2006 earnings
percent for the same period in 2005. The provision for loan losses increased $288,000, or 36.9 percent, for the fourth quarter of 2006, as compared to the same period in 2005.
     Total deposits increased $1.4 billion, or 16.2 percent, to $10.2 billion at December 31, 2006, compared to $8.8 billion at December 31, 2005. Approximately $1.0 billion of this increase resulted from the Columbia acquisition, with the remaining $460 million increase realized in time deposits, which increased $596 million, or 17.7 percent, offset by a $128 million, or 3.9 percent, decrease in demand deposits.
     Net interest income for the fourth quarter increased $13.9 million, or 12.8 percent, compared to the fourth quarter of 2005, with approximately $14.8 million attributable to the Columbia acquisition. Net interest income decreased $4.2 million, or 3.3 percent, from the third quarter of 2006. Interest recoveries on nonaccrual loans decreased from $3.3 million in the third quarter to $480,000 in the fourth quarter. Fulton Financial’s net interest margin was 3.68 percent for the fourth quarter of 2006, 3.85 percent for the third quarter of 2006 and 3.92 percent for the fourth quarter of 2005. Net interest margin compression has occurred as funding cost increases have exceeded the increase in asset yields. In addition, the decrease in interest recoveries resulted in an eight basis point reduction for the fourth quarter of 2006 as compared to the third quarter.
     Other income, excluding investment securities gains, increased $5.5 million, or 16.6 percent, in the fourth quarter of 2006 compared to the same period in 2005. Columbia contributed $1.4 million to other income. The remaining $4.1 million increase resulted from gains on fixed asset sales and internal increases across all fee categories, with the exception of mortgage banking. Compared to the third quarter of 2006, other income increased $3.0 million, or 8.4 percent, primarily due to gains on sales of fixed assets, as well as strong brokerage results.
     Other expenses increased $12.0 million, or 14.5 percent, compared to the fourth quarter of 2005, to $94.8 million. Columbia added $10.0 million to other expense during the period. The remaining increase of $2.0 million resulted from increased salaries and employee benefits and occupancy expenses, partially offset by a $2.2 million expense recorded in the fourth quarter of 2005 related to the settlement of a previously disclosed lawsuit. Compared to the third quarter of 2006, other expenses increased $2.3 million, or 2.5 percent. Fulton Financial’s efficiency ratio for the fourth quarter of 2006 was 56.8 percent, compared to 55.0 percent for the third quarter of 2006 and 56.7 percent for the fourth quarter of 2005.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates more than 260 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National

Page 3... Fulton Financial reports 2006 earnings
Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Resource Bank, Virginia Beach, VA; First Washington State Bank, Windsor, NJ; Somerset Valley Bank, Somerville, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
# # #
2006